Exhibit 99.1

Intercept Announces that FDA Grants Fast Track Designation to Obeticholic Acid for the Treatment of Patients with Primary Biliary Cirrhosis

NEW YORK, May 28, 2014 -- Intercept Pharmaceuticals, Inc. (Nasdaq:ICPT) (Intercept), a clinical stage biopharmaceutical company, today announced that the United States Food and Drug Administration (FDA) has granted Fast Track designation to obeticholic acid (OCA) for the treatment of patients with primary biliary cirrhosis (PBC). OCA is being developed to treat PBC patients with an inadequate therapeutic response to, or who are unable to tolerate, ursodiol, the only drug currently approved to treat the disease. Intercept intends to complete its New Drug Application (NDA) of OCA for PBC in the first half of 2015. The NDA will include data from the Phase 3 POISE trial and two randomized Phase 2 trials, all of which met their primary endpoints with high statistical significance.

Established under the FDA Modernization Act of 1997, the Fast Track program is designed to facilitate the development and review of drugs intended to treat serious conditions and fill an unmet medical need. A drug development program with Fast Track designation is afforded greater access to FDA for the purpose of expediting the drug's development, review and potential approval.

“We believe that the award of Fast Track designation represents important recognition by FDA of OCA’s potential to address a significant unmet need in the treatment of PBC patients,” stated Mark Pruzanski, M.D., Intercept’s Chief Executive Officer. “We will continue to work closely with the FDA with the goal of bringing OCA to PBC patients as quickly as possible,” he added.

About Intercept

Intercept is a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat orphan and more prevalent liver and intestinal diseases utilizing its expertise in bile acid chemistry. The company's lead product candidate, obeticholic acid (OCA), is a bile acid analog and first-in-class agonist of the farnesoid X receptor (FXR). OCA is being developed for a variety of chronic liver diseases and patient populations including primary biliary cirrhosis (PBC), nonalcoholic steatohepatitis (NASH), cirrhosis, portal hypertension, alcoholic hepatitis, primary sclerosing cholangitis (PSC) and bile acid diarrhea. OCA has met the primary efficacy endpoint in five placebo-controlled clinical trials, including the recently completed POISE Phase 3 clinical trial in patients with PBC and two Phase 2 clinical trials in NASH and nonalcoholic fatty liver disease. OCA has received orphan drug designation in both the United States and Europe for the treatment of PBC and PSC. Intercept owns worldwide rights to OCA outside of Japan and China, where it has out-licensed the product candidate to Dainippon Sumitomo Pharma. For more information about Intercept, please visit the Company's website at: www.interceptpharma.com.

About Primary Biliary Cirrhosis

PBC is an autoimmune liver disease that may progress to cirrhosis and liver failure, and it is currently the fifth leading indication for liver transplant in the United States. It is primarily a disease of women, afflicting approximately one in 1,000 women over the age of 40. Clinically, the progress of the disease is assessed by measuring the blood levels of alkaline phosphatase (ALP) and bilirubin, which have been shown to correlate with risk of adverse outcomes. Ursodiol is the only approved drug treatment for PBC and studies have shown that up to 50% of PBC patients fail to respond adequately, thereby remaining at risk of adverse outcomes.

Safe Harbor Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the utility of the selected endpoint for POISE; the acceptance by regulatory authorities of the POISE trial endpoint or results; clinical and regulatory developments for OCA; the anticipated effects of receiving Fast Track designation and the anticipated timeframe for the making of regulatory submissions and completing regulatory review; and our strategic directives under the caption "About Intercept." These "forward-looking statements" are based on management's current expectations of future events and are subject to a number of important risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the initiation, cost, timing, progress and results of Intercept's development activities, preclinical studies and clinical trials; the timing of and Intercept's ability to obtain and maintain regulatory approval of OCA, INT-767 and any other product candidates it may develop, particularly the possibility that regulatory authorities may require clinical outcomes data (and not just results based on achievement of a surrogate endpoint) as a condition to any marketing approval for OCA, and any related restrictions, limitations, and/or warnings in the label of any approved product candidates; Intercept's plans to research, develop and commercialize its product candidates; the election by Intercept's collaborators to pursue research, development and commercialization activities; Intercept's ability to attract collaborators with development, regulatory and commercialization expertise; Intercept's ability to obtain and maintain intellectual property protection for its product candidates; Intercept's ability to successfully commercialize its product candidates; the size and growth of the markets for Intercept's product candidates and its ability to serve those markets; the rate and degree of market acceptance of any future products; the success of competing drugs that are or become available; regulatory developments in the United States and other countries; the performance of third-party suppliers and manufacturers; Intercept's need for and ability to obtain additional financing; Intercept's estimates regarding expenses, future revenues and capital requirements and the accuracy thereof;; Intercept's ability to retain key scientific or management personnel; and other factors discussed under the heading "Risk Factors" contained in Intercept's annual report on Form 10-K for the year ended December 31, 2013 filed on March 14, 2014 as well as any updates to these risk factors filed from time to time in Intercept's other filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Intercept undertakes no duty to update this information unless required by law.

CONTACT:

For more information about Intercept Pharmaceuticals, please contact:

Intercept Pharmaceuticals: Barbara Duncan or Senthil Sundaram +1-646-747-1000 investors@interceptpharma.com